As filed with the Securities and Exchange Commission on October 4, 2022

Registration No. 333-____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OLD NATIONAL BANCORP (Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization) One Main Street Evansville, Indiana (Address of Principal Executive Offices)	35-1539838 (I.R.S. Employer Identification No.) 47708 (Zip Code)

OLD NATIONAL BANCORP AMENDED AND RESTATED 2008 INCENTIVE COMPENSATION PLAN (Full title of the plan)
Nicholas J. Chulos Executive Vice President, Chief Legal Officer and Corporate Secretary Old National Bancorp One Main Street Evansville, Indiana 47708 (773) 765-7675

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

At the 2022 annual meeting of shareholders of Old National Bancorp (the “Company” or the “Registrant”), the Company’s shareholders approved a further amendment to the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (the “Plan”), which provides for grants of equity awards to eligible employees and directors of the Company and its affiliates. The amendment approved by shareholders increased the number of shares of the Company’s common stock, no par value per share, which may be granted under the Plan by 9,000,000 shares. This Registration Statement on Form S-8 relates to these additional 9,000,000 shares authorized for issuance under the Plan.

Pursuant to General Instruction E on Form S-8, the contents of the Registration Statement on Form S-8 with respect to the Plan (Registration No. 333-152769), filed with the Securities and Exchange Commission on August 5, 2008, including the information contained therein, are hereby incorporated by reference to this Registration Statement on Form S-8 (the “Registration Statement”), except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be sent or given to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

ITEM 4. DESCRIPTION OF SECURITIES

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is an Indiana corporation. The Registrant’s directors and officers are and will be indemnified under Indiana law, the Fifth Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of the Registrant against certain liabilities. Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The Registrant’s Fifth Amended and Restated Articles of Incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (1) the individual’s conduct was in good faith, and (2) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (3) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful, or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Registrant’s Fifth Amended and Restated Articles of Incorporation require it to provide indemnification to its directors and officers to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. The Registrant’s Fifth Amended and Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the IBCL. The Registrant currently maintains directors and officers liability insurance. The Registrant’s By-laws contain indemnification provisions substantially to the same effect as set forth in the Registrant’s Fifth Amended and Restated Articles of Incorporation.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

ITEM 8. EXHIBITS

Exhibit Number	Description
4.1	Fifth Amended and Restated Articles of Incorporation of Old National Bancorp, amended April 30, 2020 (incorporated by reference to Exhibit 3.1 of Old National Bancorp’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2020).
4.2	Articles of Amendment to the Fifth Amended and Restated Articles of Incorporation of Old National Bancorp authorizing additional shares of Old National capital stock (incorporated by reference to Exhibit 3.2 of Old National’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2022).
4.3	Articles of Amendment to the Fifth Amended and Restated Articles of Incorporation of Old National Bancorp designating the Old National Series A Preferred Stock (incorporated by reference to Exhibit 3.3 of Old National’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2022).
4.4	Articles of Amendment to the Fifth Amended and Restated Articles of Incorporation of Old National Bancorp designating the Old National Series C Preferred Stock (incorporated by reference to Exhibit 3.4 of Old National’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2022).
4.5	Amended and Restated By-Laws of Old National Bancorp, amended April 30, 2020 (incorporated by reference to Exhibit 3.2 of Old National Bancorp’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2020).
4.6	By-Laws Amendment to Amended and Restated By-Laws of Old National Bancorp (incorporated by reference to Exhibit 3.6 of Old National’s Current Report with the Securities and Exchange Commission on Form 8-K filed on February 16, 2022).
4.7	Amended and Restated 2008 Incentive Compensation Plan (incorporated by reference to Appendix I of the Registrant’s definitive proxy statement, filed with the Securities and Exchange Commission on April 8, 2022).
4.8	First Amendment of the Amended and Restated 2008 Incentive Compensation Plan (incorporated by reference to Appendix II of the Registrant’s definitive proxy statement, filed with the Securities and Exchange Commission on April 8, 2022).
4.9	Second Amendment of the Amended and Restated 2008 Incentive Compensation Plan (incorporated by reference to Appendix III of the Registrant’s definitive proxy statement, filed with the Securities and Exchange Commission on April 8, 2022).
5.1*	Opinion of Counsel.
23.1*	Consent of Crowe LLP.
23.2*	Consent of Ernst & Young LLP.
23.3*	Consent of Counsel (included in Exhibit 5.1).
24.1*	Power of Attorney.
107*	Filing Fee Table.

*	Filed herewith.

ITEM 9. UNDERTAKINGS

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on October 4, 2022.

OLD NATIONAL BANCORP

By:	/s/ Nicholas J. Chulos
Name:	Nicholas J. Chulos
Title:	Executive Vice President Chief Legal Officer and Corporate Secretary